EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 13, 2006 accompanying the consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting of Theragenics Corporation and Subsidiary appearing in the 2005 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended December 31, 2005, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Atlanta, Georgia
August 15, 2006